Exhibit 4.1

CERTIFICATE OF DESIGNATION OF
RIGHTS, PREFERENCES AND LIMITATIONS OF
SERIES A 6% CUMULATIVE CONVERTIBLE PREFERRED STOCK OF
RXBIDS

RxBids, a corporation organized and existing under the laws of Nevada (the “Corporation”), DOES HEREBY CERTIFY:

Pursuant to authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Corporation’s Amended and Restated Articles of Incorporation, dated November 11, 2010 (as may be amended from time to time, the “Articles of Incorporation”), the Board of Directors adopted resolutions on January 26, 2011 (i) designating a series of the Corporation’s previously authorized preferred stock, par value $0.01 per share (the “Preferred Stock”), and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 1,500,000 shares of Preferred Stock, as follows:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Articles of Incorporation, a series of Preferred Stock be, and it hereby is, created out of the authorized but unissued shares of Preferred Stock, such series to be designated Series A 6% Cumulative Convertible Preferred Stock (the “Series A Stock”), to consist of 1,500,000 authorized shares, par value $0.01 per share, which shall have the following preferences, powers, designations and other special rights:

SERIES A 6% CUMULATIVE CONVERTIBLE PREFERRED STOCK

A.           Designation and Amount.  One Million Five Hundred Thousand (1,500,000) shares of the authorized shares of Preferred Stock are hereby designated “Series A 6% Cumulative Convertible Preferred Stock” with a par value $0.01 per share.  Such number of shares may from time to time be decreased (but not below the number of shares of Series A Stock then outstanding) by the Board of Directors by a certificate executed, acknowledged and filed with the Secretary of State of the State of Nevada setting forth a statement that a specified decrease therein has been authorized and directed by a resolution duly adopted by the Board of Directors.  In case the number of authorized shares of the Series A Stock shall be so decreased, the number of shares so specified in the certificate shall resume the status of authorized but unissued shares of Preferred Stock, undesignated as to series.  Shares of Series A Stock that are redeemed, purchased, converted or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock, undesignated as to series.

B.           Rights, Preferences, Privileges and Restrictions of Series A Stock.  The rights, preferences, privileges and restrictions granted to and imposed on the Series A Stock are as follows:

1.           Dividend Provisions.

1.1.           Commencing on the date on which the Corporation’s private placement of the Series A Stock, as described in that certain Executive Summary/Risk Factor Booklet of the Corporation and related Subscription Agreement of the Corporation (the “Subscription Agreement”), is consummated (such date, the “Purchase Date”), the holders of shares of Series A Stock shall be entitled to receive a cumulative dividend which shall accrue at a rate per annum (computed on the basis of a 365-day year for the actual number of days elapsed) of six percent (6%) of the Original Issue Price (as defined below); provided, however, that dividends shall not be compounded and shall stop accruing as of the Conversion Time (as defined below) or as of the effective date of redemption of the Series A Stock pursuant to Section B.3.  Dividends under this Section B.1.1. shall be payable upon the earliest to occur: (i) in the event of a Liquidation Event or Deemed Liquidation Event (each as defined below), (ii) in the event the Series A Stock is converted pursuant to Sections B.4. or B.5. below, (iii) in the event of the Series A Stock is redeemed pursuant to Section B.3. below, or (iv) nine months following the Purchase Date, and thereafter quarterly in arrears.  Dividends hereunder may be paid in cash or in shares of common stock of the Corporation, par value $0.01 per share (“Common Stock”) as determined by the Board of Directors of the Corporation, in its sole and absolute discretion.  If paid in Common Stock, the unpaid dividends accrued on the Series A Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the amount of the accrued and unpaid dividend by the Conversion Price at the time in effect.

The initial “Conversion Price” per share for shares of Series A Stock shall be the Original Issue Price; provided, however, such Conversion Price and the rate at which shares of Series A Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided in this certificate of designation.

The “Original Issue Price” shall mean $0.25 per share of Series A Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Stock.

1.2.           The repurchase, redemption or other acquisition or retirement for value of any shares of capital stock of the Corporation deemed to occur upon the exercise or exchange of stock options, warrants or other similar rights to the extent such shares of capital stock represent a portion of the exercise or exchange price of those stock options, warrants or similar rights, and the repurchase, redemption or other acquisition or retirement of shares of capital stock made in lieu of withholding taxes resulting from the exercise or exchange of stock options, warrants or other similar rights, shall not constitute a dividend for purposes of this Section B.1.

2.           Liquidation Preference.

2.1.           Payments to Holders of Series A Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each, a “Liquidation Event”) or a Deemed Liquidation Event (as defined Section B.2.3), the holders of shares of Series A Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Original Issue Price, plus any accrued and unpaid dividends thereon (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”).  If upon any such Liquidation Event or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Stock the full amount to which they shall be entitled under this Section B.2.1., the holders of shares of Series A Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series A Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2.           Remaining Payments to Holders of Common Stock and Series A Stock.  In the event of any Liquidation Event, after the payment of the Series A Liquidation Amount to the holders of shares of Series A Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of Common Stock and any other class of Preferred Stock, pro rata based on the number of shares of Common Stock deemed held by each such holders, as applicable, in accordance with their respective terms, but subject to the rights of holders of securities senior to the Common Stock.

2.3.        Deemed Liquidation Events.

(a)           Definition.  Each of the following events shall be considered a “Deemed Liquidation Event”:

(i)           a merger or consolidation in which the Corporation is a constituent party; except any such merger or consolidation in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least fifty percent (50%), by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another company immediately following such merger or consolidation, the parent company of such surviving or resulting corporation (provided, that, for the purpose of this Section B.2.3.(a)(i), all shares of Common Stock issuable upon exercise of options, warrants or similar rights outstanding immediately prior to such merger or consolidation or upon conversion of the Series A Stock outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged);

(ii)           the sale, lease, transfer or other disposition by the Corporation, in a single transaction or series of related transactions, of all or substantially all the assets of the Corporation, except where such sale, lease, transfer or other disposition is to a wholly-owned subsidiary of the Corporation, and/or except for security interests which the Corporation may grant to lender(s) providing financings for the Corporation.

2.4.         Effecting a Deemed Liquidation Event.  The Corporation shall send a written notice to each holder of Series A Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right to receive payment pursuant to Section B.2.1.  The holders of at least a majority of the then outstanding shares of Series A Stock may elect to waive the rights of the Series A Stock to receive any payment pursuant to Section B.2.1 upon receiving notice of a Deemed Liquidation Event.

2.5.         Amount Deemed Paid or Distributed.  The amount deemed paid or distributed to the holders of Series A Stock upon any Liquidation Event or Deemed Liquidation Event shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.  The value of such property, rights or securities shall be conclusively determined in good faith by the Board of Directors of the Corporation.

3.           Redemption.  The Corporation may, upon fifteen (15) days notice to the holders of the Series A Stock, redeem all or a portion of the Series A Stock at a price per share of one times the Original Issue Price.  If the Corporation elects to redeem less than all the shares of Series A Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Series A Stock.  Redemption shall be made in cash.

4.           Optional Conversion.  The holders of Series A Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1.        Right to Convert.

(a)           Conversion Ratio.  Each share of Series A Stock and the unpaid dividends accrued thereon shall be convertible, at the option of the holder thereof at any time after the date of issuance of such share, in each case at the office of the Corporation or any transfer agent for the Series A Stock.  In such event, the number of fully paid and nonassessable shares of Common Stock to be issued upon conversion shall equal the Original Issue Price subject to adjustment, as described in Section B.4.4 (the “Conversion Price”).

(b)           Termination of Conversion Rights.  In the event of a Liquidation Event or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Stock.

4.2.        Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series A Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall, as determined by the Board of Directors of the Corporation, either (i) pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock, or (ii) round up such fractional share to the nearest whole number.

4.3.        Mechanics of Conversion.

(a)           Notice of Conversion.  In order for a holder of Series A Stock to voluntarily convert shares of Series A Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Stock represented by such certificate or certificates.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If reasonably required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The close of business on the conversion date set forth in the notice to be provided pursuant to this Section B.4.3. shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date.  The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Series A Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series A Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash, if applicable, such amount as provided in Section B.4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion, and (iii) pay dividends that such holder is entitled to pursuant to Section B.1.1.

(b)          Reservation of Shares.  The Corporation shall at all times when the Series A Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles of Incorporation.  Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(c)          Effect of Conversion.  All shares of Series A Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive (i) shares of Common Stock in exchange therefor, (ii) payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section B.4.2., and (iii) payment of any dividends that such holder is entitled to pursuant to Section B.1.1.

(d)          No Further Adjustment.  Upon any such conversion, no adjustment to the Conversion Price shall be made for any accrued and unpaid or declared but unpaid dividends on the Series A Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(e)          Taxes.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Stock pursuant to this Section B.4.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4.        Adjustments to Conversion Price of Series A Stock for Certain Diluting Issues.

(a)          Special Definitions.  For purposes of this Section B.4.4. the following definitions shall apply:

(i)          “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (as defined below).

(ii)         “Convertible Securities” shall mean any evidence of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(iii)        “Additional Shares of Common Stock” shall mean all Common Stock issued by the Corporation after the Purchase Date, so long as any share of Series A Stock is outstanding, other than the following issuances of shares of Common Stock and/or Options and Convertible Securities (collectively, “Exempted Securities”):

(A)           Series A Stock and shares of Common Stock, Options or Convertible Securities issued upon conversion of or as a dividend or distribution on the Series A Stock or any Convertible Securities issued pursuant to the Subscription Agreement;

(B)         Shares of a to-be-designated Series B Convertible Stock which shall rank senior to the Series A Stock;

(C)         shares of Common Stock, Options or Convertible Securities issued to officers, directors or employees of, or consultants, advisors or agents to the Corporation or any of its subsidiaries pursuant to stock agreements, purchase plans, benefit plans, employee incentive programs, stock options or warrants, the granting of which to such persons were approved by the disinterested members of the Board of Directors of the Corporation;

(D)         shares of Common Stock or Convertible Securities issued upon the exercise of Options or shares of Common Stock issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(E)          shares of Common Stock, Options or Convertible Securities issued as all or part of the consideration for the acquisition (whether by merger, consolidation, acquisition or otherwise) by the Corporation of stock, business, or assets of any other entity or person (including, without limitation, Xsovt, LLC);

(F)          shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction;

(G)          shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services;

(H)          shares of Common Stock, Options or Convertible Securities issued pursuant to licensing, partnerships joint venture and other strategic business transactions, (the primary purpose of which is not to raise equity capital); and

(I)            shares of Common Stock issued pursuant to any Options or Convertible Securities issued or to be issued as of the date hereof, including Class C and Class D warrants of the Company to purchase Common Stock.

(b)         No Adjustment of Conversion Price.  No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series A Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(c)         Deemed Issue of Additional Shares of Common Stock.

(i)           If the Corporation at any time or from time to time after the Purchase Date shall issue any Options or Convertible Securities (excluding Exempted Securities or Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, without duplication, shall be deemed to be Additional Shares of Common Stock (unless the Common Stock issuable pursuant to such Options or Convertible Securities qualifies as Exempted Securities) issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(ii)           If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Section B.4.4.(d), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.  Notwithstanding the foregoing, no readjustment pursuant to this subclause (ii) shall have the effect of increasing the Conversion Price to an amount which exceeds the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security.

(iii)           If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Section B.4.4.(d) (either because the consideration per share (determined pursuant to Section B.4.4.(e)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Purchase Date), are revised after the Purchase Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section B.4.4.(c)(i)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(iv)           Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section B.4.4.(d), the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(v)           If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to  adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Section B.4.4.(c) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (ii) and (iii) of this Section B.4.4.(c)).  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Section B.4.4.(c) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(d)         Adjustment of Series A Stock Conversion Prices Upon Issuance of Additional Shares of Common Stock.  In the event the Corporation shall at any time after the Purchase Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section B.4.4.(c) but excluding Exempted Securities), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined in accordance with the following formula:

EP2 = EP1 x (A + B) / (A + C)

For purposes of the foregoing formula, the following definitions shall apply:

“EP2” shall mean the Exercise Price in effect immediately after such Diluting Issuance of Additional Shares of Common Stock;

“EP1” shall mean the Exercise Price in effect immediately prior to such Diluting Issuance of Additional Shares of Common Stock;

“A” shall mean the number of shares of Common Stock outstanding and deemed outstanding immediately prior to such Diluting Issuance of Additional Shares of Common Stock;

“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at such current market price (determined by dividing the aggregate consideration received or receivable by the Corporation in respect of such issue by such current market price); and

“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(e)          Determination of Consideration.  For purposes of this Section B.4.4., the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(i)          Cash and Property.  Such consideration shall:

(A)           insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(B)           insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(C)           insofar as it consists of cash and property other than cash, be the proportion of such consideration so received for the shares of Additional Shares of Common Stock, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors of the Corporation.

(ii)         Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to subsection B.4.4.(c), relating to Options and Convertible Securities, shall be determined by dividing:

(A)           the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B)           the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.5.         Adjustment for Stock Splits and Combinations.

(a)           If the Corporation shall at any time or from time to time after the Purchase Date effect a subdivision, combination or similar event (“Split Event”) of the outstanding Common Stock, the number of shares of Common Stock issuable upon conversion of the Series A Stock and the Conversion Price in effect immediately before the Split Event shall be proportionately adjusted so that the shares of Common Stock issuable will adjust in proportion to such increase or decrease in the shares of Common Stock outstanding following the Split Event, and the Conversion Price shall adjust so that the aggregate Conversion Price shall be the same as if a conversion of the Series A Stock was effected immediately prior to the Split Event.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b)           Notwithstanding anything to the contrary herein, the Conversion Price and the number of shares of Common Stock issuable upon conversion of the Series A Stock, shall remain unchanged in connection with the first reverse stock split of the Company’s issued and outstanding Common Stock which is to occur promptly following the closing of the Transactions (as such term is defined in the Subscription Agreement) (the “Stock Split”), it being acknowledged that the Series A Stock shall be interpreted in every respect as if the Stock Split occurred prior to the issuance of the Series A Stock.

4.6.         Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Purchase Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(i)           the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii)           the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series A Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Stock had been converted into Common Stock on the date of such event.

4.7.         Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Purchase Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section B.1. do not apply to such dividend or distribution, then and in each such event the holders of Series A Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Stock had been converted into Common Stock on the date of such event.

4.8.         Adjustment for Merger or Reorganization, etc.  If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections B.2.3., B.4.4., B.4.5., B.4.6. or B.4.7.), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section B.4. with respect to the rights and interests thereafter of the holders of the Series A Stock, to the end that the provisions set forth in this Section B.4. (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Stock.

4.9.         Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section B.4., the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 20 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Stock (but in any event not later than 20 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Stock.

4.10.       Notice of Record Date.  In the event:

(a)           the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)           of any capital reorganization of the Corporation or any reclassification of the Common Stock of the Corporation; or

(c)           of any Liquidation Event or any Deemed Liquidation Event,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series A Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Stock and the Common Stock.  Such notice shall be sent at least 20 days prior to the record date or effective date for the event specified in such notice.

4.11.       Retirement of Series A Stock.  No share or shares of Series A Stock acquired by the Corporation by reason of purchase, conversion, redemption or otherwise shall be reissued as Series A Stock, and all such shares of Series A Stock shall be cancelled, retired and eliminated from the shares of Series A Stock, as applicable, which the Corporation shall be authorized to issue.  Any such shares of Series A Stock acquired by the Corporation shall have the status of authorized and unissued shares of Preferred Stock and may be redesignated and reissued in any series other than as Series A Stock.

5.           Mandatory Conversion.

5.1.         Trigger Event.  Upon (a) closing of any offering of securities by the Corporation which generates gross proceeds to the Corporation of at least $3,000,000, or (b) upon the written consent of holders of 50% of the outstanding shares of the Series A Stock.  The shares of Series A Stock subject to this Section B.5.1 shall automatically and without any further action required convert at the then applicable Conversion Price.

5.2.         Procedural Requirements.  All holders of record of shares of Series A Stock shall be sent written notice 20 days prior to the occurrence of any of the transactions set forth in Section B.5.1. and the place designated for mandatory conversion of all such shares of Series A Stock pursuant to this Section B.5.  Upon receipt of such notice, each holder of shares of Series A Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice.  If reasonably required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the Series A Stock converted pursuant to Section B.5.1., including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate automatically upon the occurrence of any of the transactions set forth in Section B.5.1. (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time or the failure by the Corporation to provide the notice specified by this Section B.5.2.), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section B.5.2.  The date of the occurrence of any of the transactions set forth in Section B.5.1. shall also be deemed as the Conversion Time.  As soon as practicable after any of the transactions set forth in Section B.5.1. and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series A Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash, if applicable, as provided in Section B.4.2. in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion, and the payment of any dividends that such holder is entitled to pursuant to Section B.1.1.

6.         Voting Rights.  On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which shares of Series A Stock (excluding any dividends thereon) held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter together with holders of the Common Stock and not as a separate class.  Except as provided by law, pursuant to Section B.7. or by the other provisions of the Articles of Incorporation, holders of Series A Stock shall vote together with the holders of Common Stock as a single class.

7.         Protective Provisions.  At any time when at least fifty percent (50%) of shares of Series A Stock issued on the Purchase Date are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Articles of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the outstanding shares of Series A Stock then outstanding (the “Required Series A Owners”), given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(a)           liquidate, dissolve or wind-up the affairs of the Corporation; or affect any Deemed Liquidation Event;

(b)           amend, alter, or repeal any provision of the Articles of Incorporation or Bylaws of the Corporation in a manner adverse to the Series A Preferred; or

(c)           increase or authorize the increase of the number of authorized shares of Series A Stock.

8.           Waiver.  Any of the rights, powers, preferences and other terms of the Series A Stock set forth herein may be waived on behalf of all holders of Series A Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A Stock then outstanding.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed by its duly authorized officer this 26th day of January, 2011.

RXBIDS

By:	/s/ Avi Koschitzki
Name: Avi Koschitzki
Title: President and Chief Executive Officer